Exhibit 99.1

Filed by IntercontinentalExchange, Inc.
(Commission File No. 001-32671)
Pursuant to Rule 425 under the
Securities Act of 1933, as amended

Subject Company:
NYSE Euronext
(Commission File No. 001-33392)

NASDAQ OMX Group and IntercontinentalExchange Propose Superior Transaction to

Acquire NYSE Euronext for $42.50 Per Share, 19% Premium to Deutsche Boerse Proposal;

Market Participants to Benefit from Geographic Footprint, Scale and World-Class

Technologies; Further Growth and Innovation in Derivatives Markets

•	Creates a leading global exchange in equities, options, listings and exchange related technology to compete in the increasingly competitive global exchange market

•	Establishes a leading transatlantic derivatives platform that would promote continued competition in Europe and the U.S.

•	Represents a superior proposal to the Deutsche Boerse takeover proposal

•	Offers greater long-term value for stockholders by putting existing businesses under managements recognized for integration capabilities and efficiency

•	Strengthens U.S. and European cash equities competitive position for raising capital and creating jobs

•	Strengthens ability of regulators to oversee markets and reduces market fragmentation and flash-crash scenarios

NEW YORK, NEW YORK and ATLANTA, GEORGIA - April 1, 2011 – NASDAQ OMX (NDAQ) and IntercontinentalExchange (ICE) today announced that they have made a joint proposal to acquire NYSE Euronext (NYX) for $42.50 in cash and stock per NYSE Euronext share, or approximately $11.3 billion, based on the respective NASDAQ OMX and ICE closing share prices as of March 31, 2011. The proposal, delivered today in a letter to the Board of Directors of NYSE Euronext, represents a 19 percent premium over the price proposed by Deutsche Boerse, based on Deutsche Boerse’s closing share price as of March 31, 2011, and a 27 percent premium over NYSE Euronext’s unaffected stock price on February 8, 2011, the day prior to NYSE Euronext’s statement that they were in discussions with Deutsche Boerse regarding a transaction.

Under the terms of the proposed acquisition, NYSE Euronext stockholders would receive $14.24 in cash, plus 0.4069 shares of NASDAQ OMX common stock and 0.1436 shares of ICE common stock for each NYSE Euronext share.

As part of the proposal, ICE would purchase NYSE Euronext’s derivatives businesses, and NASDAQ OMX would retain NYSE Euronext’s remaining businesses, including the NYSE Euronext stock exchanges in New York, Paris, Brussels, Amsterdam and Lisbon, as well as the U.S. options business. A combination of NASDAQ OMX and NYSE Euronext would merge the trading, listings, options and market technology businesses of the two companies to create a leading international exchange, headquartered in New York City, with a geographic footprint in sixteen countries and best-in-class technology expertise that is used in over 60 markets internationally. ICE and NASDAQ OMX will continue to operate as separate businesses throughout the proposed transaction, as well as after its completion.

Robert Greifeld, Chief Executive Officer of NASDAQ OMX, said: “Our industry is undergoing a period of historic change. During the last five years more than 90 percent of the top 100 global listings chose not to list in the U.S., depriving U.S. investors of the opportunity to easily invest and trade in these companies. The combination of the two leading U.S. exchanges delivers an opportunity to build a global exchange platform that has the scale and growth potential to benefit investors, issuers and other market participants. We believe it would increase transparency and liquidity in U.S. markets and create jobs as new companies raise capital. For Europe, it strengthens the equity markets by creating a new, truly pan-European equity trading platform and solidifies Paris and London as premier financial hubs. Given that our proposal is clearly a superior proposal, we hope that NYSE Euronext’s Board will recognize this opportunity as well as the benefits for NYSE Euronext’s employees and customers.”

Jeffrey C. Sprecher, Chairman and Chief Executive Officer of ICE, said: “Given the dynamics in derivatives markets today, the pace of innovation and the need for competition, we are well positioned to bring more value to stockholders by ensuring that Liffe participates in the growth opportunities in our space. In addition to expanding our clearing capabilities to interest rates, we would enable increased competition in the U.S., where interest rates futures are dominated by one exchange with approximately 95 percent market share. And, in Europe, we would offer an attractive solution to preventing that same business from being dominated by a single competitor while preserving global innovation around additional risk management services.”

Strategic Benefits

ICE’s acquisition of NYSE Euronext’s European futures markets, Liffe, Liffe U.S., and the over-the-counter clearing business, NYPC, would leverage its existing leading derivatives markets across futures and over-the-counter markets and clearing houses in the U.S. and Europe.

A combined NASDAQ OMX and NYSE Euronext would have leadership positions across all major business lines, including a world-class cash trading business in U.S. and European equities and a preeminent U.S. options business. Together, NASDAQ OMX and NYSE Euronext would strengthen the international competitive position of the U.S. at a time when companies and investors are increasingly being drawn to other financial centers:

•	Since 1995, listings on U.S. exchanges have contracted from 8,000 to 5,000 while listings on non-U.S. exchanges grew from 23,000 to 40,000

•	In 2010, the U.S. generated only 16 percent of capital raised worldwide and attracted the listing of only 1 of the 10 largest global IPOs (GM)

A unified U.S. equities market would ensure that the U.S. is better able to compete globally in a rapidly changing international market for equity trading and capital-raising. A unified technology platform would also lower firms’ and investors’ trading costs and provide increased liquidity and transparency, while maintaining continued U.S. regulatory oversight of the capital markets to protect investors.

ICE’s acquisition would create a strong global competitor in listed derivatives markets and central counterparty clearing:

•	Creates a leading exchange operator with $1.8 billion in combined revenues

•

Leverages ICE’s existing global derivatives markets, technology and clearing houses to achieve meaningful synergies, while supporting the development of competitors to dominant US and European exchanges

•	Capitalizes on ICE’s ability to innovate and grow markets through new product development, clearing and post-trade services

Financial Benefits

NYSE Euronext stockholders would receive $14.24 in cash, plus 0.4069 shares of NASDAQ OMX common stock and 0.1436 shares of ICE common stock for each share of NYSE Euronext common stock.

NASDAQ OMX and ICE each have significant experience integrating exchange businesses and have proven track records of realizing synergies and creating stockholder value on an absolute and relative basis within the exchange sector. Overall, the combined companies would feature highly complementary lines of business with significant synergy opportunities. This would lead to meaningful value creation for the combined companies’ stockholders, with an expected $740 million in total net synergies fully realized by the end of the third year following the closing of the transaction.

A combined NASDAQ OMX/NYSE Euronext would provide accretion to stockholders 12-18 months following the close of the transaction and double digit accretion soon after the 12-18 month period. It would also deliver strong pro forma cash flow generation to invest in the business and service debt. ICE’s acquisition would also be solidly accretive to ICE stockholders in year two and would leave ICE with substantial financial flexibility.

NASDAQ OMX and ICE would finance the cash portion of the acquisition purchase price through cash on hand and a combined $3.8 billion financing commitment. Both firms have received strong support from a group of leading institutions, including Bank of America and Wells Fargo, which together would be prepared to arrange fully committed financing required to complete the transaction. The repayment of debt would be financed by the strong cash flows of the combined companies.

Steps to Completion

NASDAQ OMX and ICE believe that the proposed combination would satisfy the required regulatory approvals in all jurisdictions. NASDAQ OMX and ICE believe that they can secure E.U. competition clearance in contrast to the expectation of a deep and extended probe for the proposed Deutsche Boerse transaction.

The NASDAQ OMX/ICE proposal requires approval from the majority of NASDAQ OMX and ICE stockholders, versus the requirement of a 75% acceptance level of the exchange offer by Deutsche Boerse’s shareholders. Both proposals will require approval of a majority of NYSE Euronext stockholders.

Advisors

NASDAQ OMX has engaged Bank of America Merrill Lynch and Evercore Group L.L.C. as financial advisors and Shearman & Sterling LLP as legal counsel for this transaction. ICE has engaged Lazard, Broadhaven Capital Partners, LLC and BMO Capital Markets Corp. as financial advisors and Sullivan & Cromwell LLP as legal counsel for this transaction.

Conference Call/Webcasts/Presentations

NASDAQ OMX and ICE will be discussing the proposed transaction on a webcast and presentation, which can be accessed via ir.theice.com and ir.nasdaq.com and via the following dial-in:

Analysts

8:30 a.m. – 9:30 a.m. EST (ID: 56984527)

Toll-free: +1 877 645 6210

International: +1 914 495 8566

Webcast: http://ir.nasdaqomx.com/eventdetail.cfm?eventid=95133

Media

10:00 a.m. - 10:30 a.m. EST (ID: 56990088)

Toll-free: +1 877 847 5946

International: +1 970 315 0447

Webcast: http://ir.nasdaqomx.com/eventdetail.cfm?eventid=95134

Additional Details

All details and other supporting information related to this proposal are available on www.nasdaq.com/deal and www.ir.theice.com

The following is a copy of the letter NASDAQ OMX and ICE sent to the Board of NYSE Euronext earlier today with respect to their proposal:

Proposal Letter

The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) and IntercontinentalExchange, Inc. (“IntercontinentalExchange”) have closely followed the recent announcement that NYSE Euronext (“NYSE Euronext”) and Deutsche Börse AG (“Deutsche Börse”) intend to combine their respective businesses. We have carefully reviewed the recent developments associated with that announcement, as well as the announcements in our industry concerning other transactions. We have spent considerable time and resources analyzing NYSE Euronext, including the company’s operations and financial performance. The results of our investigations have been encouraging. We are convinced that a transaction with NYSE Euronext on the terms outlined in this letter is strategically and financially compelling for each of NYSE Euronext, NASDAQ OMX and IntercontinentalExchange and provides significant benefits to investors, issuers and other capital markets participants. Our proposal will strengthen both U.S. and European market structures by consolidating a fragmented U.S. equity market and creating a new pan-European equity market, for the benefit of investors and market participants and by promoting greater competition and innovation in European derivatives. In addition, we strongly believe that a NASDAQ OMX/NYSE Euronext/IntercontinentalExchange transaction would provide clearly superior benefits, in comparison to a Deutsche Börse transaction, both for the U.S. and European business community and their customers, and the U.S. and European economies as a whole. Our transaction means that customers, shareholders and regulators in Europe will have vibrant markets capable of competing globally for trading and listings.

Based upon publicly available information, NASDAQ OMX and IntercontinentalExchange are pleased to submit this proposal to acquire all of the issued and outstanding capital stock of NYSE Euronext for a combination of NASDAQ OMX and IntercontinentalExchange stock and cash (our “Proposal”).

Proposed Transaction

Our Proposal offers NYSE Euronext stockholders $42.50 per share based on current market prices, representing a 21% premium to NYSE Euronext’s closing stock price as of March 31, 2011. Our Proposal also represents a premium of 19% to the implied value of Deutsche Börse’s current offer based upon Deutsche Börse’s closing stock price on March 31, 2011 and a premium of 27% to NYSE Euronext’s closing stock price on February 8, 2011 (the last date prior to NYSE Euronext’s press release on February 9, 2011, confirming discussions with Deutsche Börse). In our Proposal, NYSE Euronext stockholders would receive $14.24 in cash, 0.4069 of a share of NASDAQ OMX common stock and 0.1436 of a share of IntercontinentalExchange common stock, for each NYSE Euronext share. The NASDAQ OMX and IntercontinentalExchange shares issued to NYSE Euronext stockholders would be freely tradable. In addition, subject to further analysis and the assistance of NYSE Euronext, we believe that our Proposal has the potential to be structured as a tax-free transaction to NYSE Euronext’s stockholders with respect to all or a portion of the stock consideration issued. For these reasons and the many others that we discuss in this letter, we strongly believe that our Proposal constitutes a “Superior Proposal”, as defined in NYSE Euronext’s agreement with Deutsche Börse.

NASDAQ OMX and IntercontinentalExchange have agreed between themselves that in connection with the closing of the transaction, IntercontinentalExchange would acquire NYSE Euronext’s European derivatives businesses, including Liffe, as well as Liffe US and NYPC, and NASDAQ OMX would retain NYSE Euronext’s other businesses, including the NYSE Euronext stock exchanges in New York, London, Paris, Amsterdam, Brussels and Lisbon, the U.S. equity options business and the information services and technology solutions businesses.

We believe the stock component of our proposed consideration provides NYSE Euronext’s stockholders with ownership in two global, market leading exchange companies, each of which offers superior prospects for significant value creation through synergies and enhanced opportunities for growth. Due to the operational focus of NASDAQ OMX and IntercontinentalExchange on their respective businesses, we expect to achieve estimated, combined run-rate net synergies of approximately $740 million annually, well in excess of the expected net synergies for the Deutsche Börse/NYSE Euronext transaction. Similarly, the operational focus and management strength of NASDAQ OMX and IntercontinentalExchange in each of their respective markets, when combined with the financial and strategic benefits of this Proposal, would create opportunities for growth that will likely exceed what can be achieved through the Deutsche Börse/NYSE Euronext transaction. Both NASDAQ OMX and

IntercontinentalExchange have strong track records of creating stockholder value through successfully integrating and realizing cost synergies with acquired businesses. On the other hand, Deutsche Börse’s acquisition of International Securities Exchange, for instance, has not yet demonstrated the level of synergies and value creation originally promised to Deutsche Börse’s shareholders.

If NYSE Euronext’s Board of Directors believes that certain of NYSE Euronext’s stockholders have a strong preference for stock consideration or cash consideration in the proposed transaction, we are prepared to offer an election option that would permit the consideration to be reallocated among NYSE Euronext stockholders.

Strategic Rationale and Benefits for Key Constituencies

In addition to the considerably greater current value and enhanced prospects for the NYSE Euronext stockholders, this transaction will create significant benefits for stockholders, investors, issuers, and other market participants, including the following:

NASDAQ OMX

•

Joins two iconic U.S. brands, creating the leading U.S. cash equities market with best-in-class technology and providing a unique opportunity to maintain and enhance U.S.-domiciled global leadership in the operation of cash equity exchanges;

•

Establishes the premier European cash equities business with leadership positions, iconic brands and local expertise in Paris, Stockholm, Amsterdam, Helsinki, Copenhagen, Brussels, Lisbon and the Baltic markets;

•	Creates opportunity for significant value creation for stockholders and EPS creation through net synergies (approximately $540 million annually) and benefits of greater scale and financial resources;

•	Enhances the ability to compete globally for listings; and

•

Combines the expertise and offerings of NASDAQ OMX and NYSE Euronext in providing technology products and services to exchanges, clearing organizations, central securities depositories and hundreds of global financial institutions to present an even stronger and more differentiated offering.

IntercontinentalExchange

•

Enhances IntercontinentalExchange’s position as one of the leading operators of integrated futures exchanges and over-the-counter (OTC) markets, clearing houses, trade processing and data services for the global derivatives market;

•	Provides investors and other market participants with a significantly expanded product offering spanning energy, commodities, interest rates, credit and foreign exchange;

•	Creates opportunity for significant value creation for stockholders through net synergies (approximately $200 million annually) and benefits of greater scale and financial resources; and

•	Consolidates leading technology platforms, including already commonly shared post-trade and clearing systems, to create greater market and operating efficiencies.

U.S. and European Market Structure Benefits

We strongly believe this transaction will provide greater benefits to the U.S. and European markets than a combination with Deutsche Börse, including the following:

U.S. Markets

•	Creates deeper liquidity pools, better price discovery for investors and greater market efficiencies in U.S. cash equities and equity options;

•	Provides greater flexibility, through increased scale, to invest in ongoing innovation and platform enhancements, further improving customer experience and the strength of the capital market;

•	Solidifies U.S. leadership in global capital markets; and

•	Enhances customer benefits by providing consolidated view of fragmented marketplace.

European Markets

•

Strengthens European equity markets by creating a new, truly pan-European equity trading platform with locally-governed exchanges with the ability to effectively compete and innovate to better serve customers;

•	Creates a major new force in European derivatives which will significantly enhance competition across the derivatives market in Europe;

•

Invigorates market and technology innovation throughout the equities and derivatives markets given IntercontinentalExchange’s and NASDAQ OMX’s proven track record of bringing innovation and investment to the European markets; and

•	Secures Paris and London as premier international financial hubs.

Financing

NASDAQ OMX and IntercontinentalExchange have been working with a syndicate of banks led by Bank of America Merrill Lynch and Wells Fargo to arrange financing for the cash portion of our Proposal not financed with available cash on hand. Our banks have reviewed our Proposal and, upon our instruction, are prepared to arrange fully committed financing sufficient to consummate the transaction.

Brand / Governance / Management and Employees

•	Brand

•	The name of the combined entity following NYSE Euronext’s merger will be NASDAQ NYSE Euronext Group, Inc.

•	The iconic New York Stock Exchange floor will remain.

•	Governance

•

NASDAQ OMX and IntercontinentalExchange recognize the many constituencies currently represented on the Boards of Directors of NASDAQ OMX, IntercontinentalExchange and NYSE Euronext, and we believe in the importance of having the Boards of Directors of the combined companies be representative of a broad group of stakeholders, including local expertise, and the relative contributions of the businesses. NASDAQ OMX and IntercontinentalExchange would appreciate the opportunity to discuss the most appropriate board and management structure for our respective companies post-transaction.

•	Management and Employees

•

We strongly believe in the great potential of NYSE Euronext’s management and employees and that the businesses of NYSE Euronext will continue to grow and expand as key components of each of the broader NASDAQ OMX and IntercontinentalExchange groups, as the case may be;

•

NASDAQ OMX and IntercontinentalExchange each have a strong track record of acquisitions in which we have expanded the reach and operations of the acquired entity, while respecting the separateness of the acquired entity’s organization. We have great respect for NYSE Euronext’s existing management and many talented employees, and we look forward to discussions regarding how management and employees of NYSE Euronext would participate in the integration and future growth of the combined businesses; and

•

Depending upon whether an employee’s NYSE Euronext business unit will be retained by NASDAQ OMX or retained by IntercontinentalExchange, such employee’s options, restricted stock units and deferred stock units will be cashed out by either NASDAQ OMX or IntercontinentalExchange, as applicable, in accordance with the applicable plan document or award agreement for such option, restricted stock unit or deferred stock unit.

Approvals and Conditions

The Board of Directors of each of NASDAQ OMX and IntercontinentalExchange has reviewed and approved this proposal and fully supports its submission to you. In light of the proposed issuance of shares of common stock of NASDAQ OMX and IntercontinentalExchange, stockholder votes of NASDAQ OMX and IntercontinentalExchange will be necessary to approve the transaction. As you are aware, holders of a majority of the outstanding shares of NYSE Euronext’s common stock will be required to approve the proposed transaction (as compared to the supermajority required of the Deutsche Börse shareholders). We would note that NYSE Euronext, NASDAQ OMX and IntercontinentalExchange share many of the same stockholders and that support from our stockholders is likely to translate into strong support from NYSE Euronext’s stockholders for our Proposal.

We recognize that certainty of closing a transaction is of paramount importance to NYSE Euronext’s Board of Directors as it evaluates our Proposal. We would expect our acquisition to be subject to customary closing conditions, including the receipt of competition approvals in the U.S., the E.U. and other relevant jurisdictions, as well as approvals from the relevant exchange regulators, and the receipt of the necessary stockholder approvals described above.

We and our respective advisors have spent considerable time in determining the necessary approvals required by competition and other governmental authorities, including the various exchange regulators. We look forward to discussing with you, in detail, our analysis of the required approvals and the approach we expect to take to obtain them. We are highly confident that we will obtain these approvals, and we are prepared to begin working immediately with the relevant authorities to address any potential issues they may identify. We recognize that our Proposal creates a greater competitive issue in the U.S. than the Deutsche Börse proposal; however, we are confident that this issue can be satisfactorily resolved because the combination of the NASDAQ OMX and NYSE Euronext businesses would increase the competitiveness of the combined entity’s listings businesses against the exchange and off-exchange trading alternatives in an increasingly globalized market for capital. Accordingly, we are confident that our proposal could not be disqualified as a “Superior Proposal” because of competition questions.

Due Diligence

We have dedicated significant internal resources and retained external advisors to allow us to complete diligence on an accelerated time frame. In addition to meeting with members of NYSE Euronext’s management, we anticipate conducting diligence with respect to legal, accounting, financial, tax, and business and operations matters. We are already very familiar with each of NYSE Euronext’s businesses and therefore any due diligence process will be very focused and efficient, with minimal disruption to your employees and businesses.

Since a significant portion of the consideration in our proposal consists of shares of NASDAQ OMX common stock and IntercontinentalExchange common stock, we are both ready to make available to NYSE Euronext and its advisors the materials they will need to conduct appropriate diligence on our respective companies.

Next Steps

We strongly believe that you should conclude that our Proposal constitutes a Superior Proposal, as defined in NYSE Euronext’s agreement with Deutsche Börse. We believe all parties will benefit from a discussion of the potential synergies and benefits provided by our Proposal, and from permitting us to commence promptly our due diligence, which will allow us to submit a final and binding proposal in the near future. In connection with the proposed transaction, NASDAQ OMX has engaged Bank of America Merrill Lynch and Evercore Group L.L.C. as financial advisors and Shearman & Sterling LLP as legal counsel, and IntercontinentalExchange has engaged Lazard, Broadhaven Capital Partners, LLC and BMO Capital Markets Corp. as financial advisors and Sullivan & Cromwell LLP as legal counsel. We and our advisors are available to meet to discuss the terms of our Proposal and to negotiate a definitive agreement as soon as possible, and we are prepared to immediately enter into customary confidentiality agreements with NYSE Euronext.

Other Matters

Due to the significance of this Proposal not only to the stockholders of NYSE Euronext who are considering the merits of a transaction with Deutsche Börse, but also to the stockholders of NASDAQ OMX and IntercontinentalExchange as well as to the broader public, we intend to issue a press release to publicly disclose this letter.

This letter is not intended to be and is not a binding contract between us or an offer by us capable of your acceptance, but rather is a non-binding indication of our serious interest to enter into a transaction with NYSE Euronext on the terms and conditions proposed herein, which we hope will serve as a basis for moving forward toward a mutually agreed transaction. Although

NASDAQ OMX, IntercontinentalExchange and NYSE Euronext will be bound only in accordance with terms and conditions to be negotiated and contained in a definitive agreement among the parties, we are deeply committed to achieving a transaction. This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

We are prepared to immediately engage with the NYSE Euronext Board of Directors and its advisors to begin exploring the mutual benefits of our Proposal for all stakeholders. Thank you for your consideration and we look forward to hearing from you as soon as feasible.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

About IntercontinentalExchange

IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, ICE, ICE and block design, ICE Futures Europe and ICE Clear Europe. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml

Contacts
NASDAQ OMX	IntercontinentalExchange
Media	Media and Investor
Frank De Maria +1 212 231 5183 frank.demaria@nasdaqomx.com	Kelly Loeffler + 1 770 8574726 kelly.loeffler@theice.com

Investor

Vincent Palmiere

+1 301 978 5242

vincent.palmiere@nasdaqomx.com

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX and ICE caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about integrations of recent acquisitions, and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s and ICE’s control. These factors include, but are not limited to, NASDAQ OMX’s and ICE’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in each of NASDAQ OMX’s and ICE’s filings with the U.S. Securities Exchange Commission (the “SEC”), including (i) NASDAQ OMX’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on NASDAQ OMX’s website at http://nasdaqomx.com and (ii) ICE’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on ICE’s website at http://theice.com. NASDAQ OMX’s and ICE’s filings are also available on the SEC website at www.sec.gov. Risks and uncertainties relating to the proposed transaction include: NASDAQ OMX, ICE and NYSE Euronext will not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals and financing commitments will not be obtained on satisfactory terms and in a timely manner, if at all; the proposed transaction will not be consummated; the anticipated benefits of the proposed transaction will not be realized; and the integration of NYSE Euronext’s operations with those of NASDAQ OMX or ICE will be materially delayed or will be more costly or difficult than expected. NASDAQ OMX and ICE undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information About the Proposed Transaction and Where to Find It:

Subject to future developments, additional documents regarding the transaction may be filed with the SEC. This material is not a substitute for the joint proxy statement/prospectus or any other documents NASDAQ OMX, ICE and NYSE Euronext would file with the SEC. Such documents, however, are not currently available. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER DOCUMENTS NASDAQ OMX, ICE AND NYSE EURONEXT WOULD FILE WITH THE SEC, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, if and when such document becomes available, and other relevant documents filed by NYSE Euronext, ICE and/or NASDAQ OMX, without charge, at the SEC’s website (http://www.sec.gov). Copies of the final proxy statement/prospectus, if and when such document becomes available may be obtained, without charge, by directing a request to NASDAQ OMX at One Liberty Plaza, New York, New York 10006, Attention: Investor Relations, in the case of NASDAQ OMX’s filings, or ICE, at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia, 30328, Attention: Investor Relations; or by emailing a request to ir@theice.com, in the case of ICE’s filings.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation:

NASDAQ OMX, ICE, and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

You can find information about NASDAQ OMX and NASDAQ OMX’s directors and executive officers in NASDAQ OMX’s Annual Report on Form 10-K, filed with the SEC on February 24, 2011, NASDAQ OMX’s proxy statement, filed with the SEC on April 16, 2010 for its 2010 annual meeting of stockholders, and NASDAQ OMX’s current reports on Form 8-K, filed on February 14, 2011 and February 24, 2011.

You can find information about ICE and ICE’s directors and executive officers in ICE’s Annual Report on Form 10-K, filed with the SEC on February 9, 2011, ICE’s current report on Form 8-K filed on March 7, 2011 and in ICE’s proxy statement for its 2010 annual meeting of stockholders, filed with the SEC on April 5, 2010.

Additional information about the interests of potential participants will be included in the joint prospectus/proxy statement, if and when it becomes available, and the other relevant documents filed with the SEC.